Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On October 22, 2010, Global Gate Property Corp. (“Global Gate”) closed on the purchased of 51% of the outstanding shares of common stock of Macoy Capital Partners, Inc. (“Macoy Capital”) pursuant to a Stock Purchase Agreement with Mitch Ohlbaum, Macoy Capital’s sole shareholder.  Under the terms of the Stock Purchase Agreement, Global Gate paid an aggregate purchase price of $10,333, which was paid in a combination of the issuance of 33,333 shares of Global Gate common stock valued at $333 and $10,000 in cash.

The total purchase price was as follows:

Value of Global Gate common stock	$333
Cash	10,000
Total purchase price	$10,333

We have recorded a preliminary allocation of the purchase price to Macoy Capital tangible and identifiable intangible assets acquired, liabilities assumed and noncontrolling interest based on their fair values as of June 30, 2010. Goodwill has been recorded based on the amount by which the purchase price exceeds the fair value of the net assets acquired. The preliminary purchase price allocation is as follows:

Cash	$1,197
Goodwill	28,150
Liabilities assumed	(9,086)
Noncontrolling interest	(9,928)
Total purchase price	$10,333

The unaudited pro forma combined balance sheet as of June 30, 2010 was prepared as if the acquisition had occurred on that date and combines the historical consolidated balance sheets of Global Gate and Macoy Capital as of June 30, 2010. The unaudited pro forma combined statements of operations were prepared as if the acquisition had occurred on January 1, 2009.  The unaudited pro forma combined statement of operations for the year ended December 31, 2009 combines the historical consolidated statement of operations of Global Gate and Macoy Capital for the twelve months ended December 31, 2009.  The unaudited pro forma combined statement of operations for the six months ended June 30, 2010 combines the historical consolidated statements of operations of Global Gate and Macoy Capital for the six months ended June 30, 2010.

The unaudited pro forma combined financial statements have been prepared for informational purposes only, to show the effect of the combination of Global Gate and Macoy Capital on a historical basis. These financial statements do not purport to be indicative of the financial position or results of operations that would have actually occurred had the business combination been in effect at those dates, nor do they project the results of operations or financial position for any future period or date. The unaudited pro forma combined financial statements do not reflect any adjustments for non-recurring items or anticipated synergies resulting from the acquisition.  The accounting treatment of business combinations requires the acquirer to measure a noncontrolling interest in the acquiree at its fair value at the acquisition date.  Accordingly, the pro forma financial statements include adjustments to reflect the noncontrolling interest at a preliminary estimate of fair value. The preliminary fair value measurements utilize estimates based on key assumptions of the acquisition, including prior acquisition experience, benchmarking of similar acquisitions and historical and current market data.

These statements and accompanying notes should be read in conjunction with, and are qualified by, the consolidated financial statements of Global Gate contained in the Global Gate Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q/A as filed with the Securities and Exchange Commission on March 28, 2010, and the financial statements of Macoy Capital included herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2010

	Historical Global Gate	Historical Macoy Capital	Pro Forma Adjustments		Pro Forma Combined
ASSETS

Current assets
Cash	$21,335	$1,197	$-		$22,532
Accounts receivable	5,748	-			5,748
Inventory	45,324	-	-		45,324
Total current assets	72,407	1,197	-		73,604

Fixed assets	88,828	-	-		88,828
Less accumulated depreciation	(41,378)	-	-		(41,378)
Goodwill	-	-	28,150	(A)	28,150
Other assets	4,100	-	-		4,100
	51,550	-	28,150		79,700

Total Assets	$123,957	$1,197	$28,150		$153,304

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$-	$1,914	$10,000	(A)	$11,914
Loan payable	-	1,000			1,000
Loans from stockholder	-	6,172			6,172
Other liabilities	5,439	-	-		5,439
Total current liabilties	5,439	9,086	10,000		24,525

Total Liabilities	5,439	9,086	10,000		24,525

Stockholders' Equity (Deficit)
Preferred stock, $.01 par value;
1,000,000 shares authorized;
No shares issued & outstanding	-	-	-		-
Common stock, $.001 par value;
50,000,000 shares authorized;
9,197,802 (2009) and 50,000,000 (2010)
shares issued and outstanding	50,000	1,000	(967)	(A)/(B)	50,033
Additional paid in capital	423,171	-	300	(A)	423,471
Accumulated deficit	(336,799)	(8,889)	8,889	(B)	(336,799)
Total By Design, Inc. stockholders' equity (deficit)	136,372	(7,889)	8,222		136,705
Noncontrolling interest	(17,854)	-	9,928	(C)	(7,926)

Total Stockholders' Equity (Deficit)	118,518	(7,889)	18,150		128,779

Total Liabilities and Stockholders' Equity (Deficit)	$123,957	$1,197	$28,150		$153,304

See accompanying notes to unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2010

	Historical Global Gate	Historical Macoy Capital	Pro Forma Adjustments		Pro Forma Combined

Sales	$182,065	$30,079	$-		$212,144
Cost of goods sold	81,698	-	-		81,698

Gross profit	100,367	30,079	-		130,446

Operating expenses:
Amortization & depreciation	4,897	-	-		4,897
General and administrative	97,352	49,996	-		147,348
	102,249	49,996	-		152,245

Loss from operations	(1,882)	(19,917)	-		(21,799)

Other income (expense):
Interest expense	(9,367)	-	-		(9,367)
	(9,367)	-	-		(9,367)

Loss before
provision for (benefit from) income taxes	(11,249)	(19,917)	-		(31,166)

Provision for (benefit from) income tax	-	(2,483)	-		(2,483)

Net loss	(11,249)	(17,434)	-		(28,683)
Less: Net (income) loss attributable to
noncontrolling interest	(10,053)	-	8,543	(A)	(1,510)
Net loss attributable
to common stockholders	$(21,302)	$(17,434)	$8,543		$(30,193)

Net loss per share
(Basic and fully diluted)	$(0.00)				$(0.00)

Weighted average number of
common shares outstanding	12,597,985		33,333	(B)	12,631,318

See accompanying notes to unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2009

	Historical Global Gate	Historical Macoy Capital	Pro Forma Adjustments		Pro Forma Combined

Sales	$283,881	$19,660	$-		$303,541
Cost of goods sold	173,156	-	-		173,156

Gross profit	110,725	19,660	-		130,385

Operating expenses:
Amortization & depreciation	9,793	-	-		9,793
General and administrative	91,698	6,223	-		97,921
Write offs - inventory	31,523	-	-		31,523
	133,014	6,223	-		139,237
Other operating items:
Collection of previously written off receivables	49,407	-	-		49,407
	49,407	-	-		49,407

Income from operations	27,118	13,437	-		40,555

Other income (expense):
Interest expense	(20,695)	8	-		(20,687)
	(20,695)	8	-		(20,687)

Income before
provision for income taxes	6,423	13,445	-		19,868

Provision for income tax	-	2,483	-		-

Net income	6,423	10,962	-		19,868
Less: Net (income) loss attributable to
noncontrolling interest	(20,567)	-	(5,371)	(A)	(25,938)
Net income (loss) attributable
to common stockholders	$(14,144)	$10,962	$(5,371)		$(6,070)

Net income (loss) per share
(Basic and fully diluted)	$(0.00)				$(0.00)

Weighted average number of
common shares outstanding	9,197,802		33,333	(B)	9,231,135

See accompanying notes to unaudited pro forma combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Pro Forma Adjustments:

The following pro forma adjustments are included in the unaudited pro forma combined balance sheet:

(A)	To reflect activity related to the acquisition and the allocation of purchase price:

•
Goodwill of $28,150.  The pro forma adjustments do not include an adjustment to record a deferred tax asset since the Company would have taken a full valuation allowance against this deferred tax asset based on the uncertainty as to the utilization of that asset.

•	Cash portion of purchase price ($10,000) was not paid until March 27, 2011, therefore this balance is included as an increase in accounts payable.
•
The issuance of 33,333 shares of Global Gate common stock valued at approximately $333. Since Global Gate’s stock is thinly traded on the OTC Bulletin Board, the Company determined the closing price per share of Global Gate common stock of $0.75 on October 22, 2010 is not representative of the fair value of the shares.  The most significant transaction involving the issuance of the Company’s shares was the issuance of 40,802,198 shares to unaffiliated investors on June 24, 2010 for approximately $0.01 per share which the Company believes represents the fair value of the shares issued on October 22, 2010. Although Global Gate had 50,000,000 common shares authorized and issued at June 30, 2010, the authorized shares were increased to 500,000,000 on August 20, 2010, supporting the issuance of the additional 33,333 shares to purchase Macoy Capital on October 22, 2010.

(B)	To record the elimination of the historical stockholders’ equity of Macoy Capital.

(C)	Reflects an increase to record the noncontrolling interest at fair value.

The following pro forma adjustments are included in the unaudited pro forma combined statement of operations:

(A)	To reflect an adjustment to record the noncontrolling interest in Macoy Capital’s net income (loss).

(B)	To reflect the issuance of 33,333 shares of Global Gate common stock at closing.